EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 02/09/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.10%	0.40%	1.65%
Class B Units	-0.12%	0.37%	1.56%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED FEBRUARY 9, 2007

The Grant Park Futures Fund sustained small trading losses during the past week. Positions in the energies, currencies and interest rates posted the majority of setbacks; gains came mainly from the soft/agricultural commodity sector.

Short positions in the energy sector reported losses as the price of crude oil moved above $60 per barrel for the first time since early January, driven higher by a combination of cold weather and buying on behalf of investors covering short positions. Analysts also suggested that the recent production cuts by OPEC were beginning to reflect tighter petroleum supplies. Natural gas and heating oil settled higher as demand for fuel increased in response to the frigid temperatures across much of the U.S.

The British pound traded lower relative to the dollar resulting in losses for the currency sector. The pound had been well supported after the Bank of England surprised markets with a 25-basis point rate hike on January 11th but weakened after the central bank decided to leave left rates unchanged at its policy meeting this past Thursday. Short positions in the Canadian dollar sustained losses after that currency closed higher against the dollar.

Short positions in the U.S. fixed income markets lost ground when prices rallied in response to a well-received Treasury refunding. The U.S. government auctioned off $38 billion in three and ten year notes as well as thirty-year bonds and analysts suggested that the strength of the bids reflected an increased demand from foreign investors. Short positions in the British short sterling and gilt markets were dealt losses as prices rallied after the Bank of England’s decision to leave short-term rates at 5.25%.

Lastly, prices for corn settled higher for the week after projections for this year’s harvest showed a 1.9% decrease from the previous year and that year-end crop levels are expected to be at their lowest levels since

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com

1995. March corn gained 4.25 cents, closing at $4.0625 on Friday. Long positions in the soybean complex also gained ground.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com